Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF WEST VIRGINIA

ARNOLD LAMARR WEESE and DAVID
KENT MOSS,

Plaintiffs,

v.	Civil Action No.: 2:13-cv-41-JPB

SAVICORP, INC., SERGE V. MONROS,
and CRAIG WALDROP,

Defendants.

ORDER APPROVING SETTLEMENT AND DISMISSING CASE

The parties' Joint Motion for an Order Approving Settlement and Dismissing the Case ("Motion") came for hearing before the Court on April 6, 2015. Having reviewed the parties' Motion and written Settlement Agreement, and having heard the facts and argument presented at the hearing, pursuant to Section 3(a)(10) of the Federal Securities Act of 1933 (15 U.S.C. §77c(a)(10)), it is hereby ORDERED, ADJUDGED and DECLARED that:

1. On or about June 6, 2013, Plaintiffs Arnold Lamarr Weese and David Kent Moss ("Plaintiffs") filed a Complaint (the "Complaint") against Defendants SaviCorp, Inc. ("SaviCorp"), Serge V. Monros ("Monros") and Craig Waldrop ("Waldrop” and, collectively, "Defendants") asserting claims for Breach of Contract, Fraud, Vicarious Liability and other, related claims arising out of Plaintiffs' investment of $450,000.00 in SaviCorp in or around 2011. The Complaint sought an award of damages against Defendants in excess of $2,000,000.00, in addition to attorneys' fees, costs, interest and unspecified punitive damages. Defendants filed Answers to the Complaint denying liability to the Plaintiffs and asserting various affirmative defenses. The Court determines the Plaintiffs have asserted bona fide claims against the Defendants and finds that Defendants have not, to date, paid the amounts allegedly due in connection with Plaintiffs' claims.

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2. Having considered the fairness of the Settlement Agreement and the terms and conditions of SaviCorp's issuance of securities in exchange for the debt and claims described therein, the Court hereby concludes those terms are sufficiently fair and approves the Settlement Agreement and the terms and conditions therein.

3. The Court concludes that Plaintiffs had the right to appear at the above-referenced hearing, were duly served with notice of the hearing and otherwise were not subjected to any impediments to appearing at the hearing.

4. The Court concludes that the terms and conditions of the issuance of securities in exchange for the release of the claims described in the Settlement Agreement were negotiated and agreed upon in good faith for purposes of satisfying and otherwise disposing of Plaintiffs' claims and not for the purpose of avoiding the securities registration requirements of the Securities Act of 1933 or any other registration requirement provided by law.

5. The Court finds that Plaintiffs have agreed to the terms and conditions of the Settlement Agreement and further concludes that those terms are sufficiently fair. The Court further concludes that the Plaintiffs, acting with the advice and guidance of counsel, have entered into the Settlement Agreement and agree to be bound by the terms thereof.

6. The Court acknowledges that Plaintiffs are aware of and understand that in receiving the securities contemplated by the Settlement Agreement, Plaintiffs will not necessarily have access to all information about SaviCorp which normally would be provided in a registration statement and that the finding of fairness by this Court of the transaction contemplated in the Settlement Agreement is the basis for the exemption from registration.

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7. In light of the foregoing, SaviCorp is hereby authorized to cause to be issued to the Plaintiffs the aggregate of Five Hundred Forty Million (540,000,000) shares of unrestricted, Lively tradable SaviCorp common stock pursuant to 15 U.S.C. §77c(a)(10). Those shares shall be allocated as follows:

a.	Three Hundred Thirty Million (330,000,000) shares to Plaintiff Arnold LaMarr Weese; and
b.	Two Hundred Ten Million (210,000,000) shares to Plaintiff David Kent Moss.

8. The Court recognizes that the parties' ability to have the shares issued to Plaintiffs in a timely manner is a material component of the Settlement Agreement. As such, SaviCorp, its officers, employees and transfer agent(s) (including Worldwide Stock Transfer, LLC and any other transfer agent whom SaviCorp shall later designate) are hereby authorized and directed to issue to the Plaintiffs the unrestricted, free trading shares of SaviCorp common stock (without any restrictive legends) as described herein and in the parties' Settlement Agreement.

9. In light of the foregoing, the Court will, by separate order, dismiss this case, with prejudice, but will reserve jurisdiction over the parties to enforce the terms of the Settlement Agreement. The parties are directed to give notice, within seven (7) days of this Order, that the required releases have been executed, and the license agreement provided, at which point the dismissal order will be entered.

IT IS SO ORDERED.

Dated: 4-7-2015

/s/ John Preston Bailey
Hon. John Preston Bailey
United States District Judge

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